UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Zapata Computing Holdings Inc.

(Exact Name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	98-1578373 (I.R.S. Employer Identification No.)

100 Federal Street, Floor 20 Boston, MA (Address of principal executive offices)	02110 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Common Stock, par value $0.0001 per share	The Nasdaq Stock Market LLC
Public warrants, each whole warrant exercisable for one	The Nasdaq Stock Market LLC
share of Common Stock, each at an exercise price of $11.50 per share

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates::

333-275207

Securities to be registered pursuant to Section 12(g) of the Act:

None

Explanatory Note

This Registration Statement on Form 8-A is being filed by Zapata Computing Holdings Inc. (the “Company”), formerly known as Andretti Acquisition Corp., with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the transfer of the listing of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and its warrants to purchase Common Stock, with each such warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share (the “Warrants”), from the New York Stock Exchange to the the Nasdaq Stock Market LLC (“Nasdaq”) in connection with the business combination effected on March 28, 2024, between the Company and Zapata Computing, Inc. (“Zapata”), through the merger of Tigre Merger Sub, a wholly owned subsidiary of the Company, with and into Zapata, with Zapata surviving the merger as a wholly owned subsidiary of the Company (the “Business Combination”). In connection with the Business Combination, the Company changed its name to Zapata Computing Holdings Inc.

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the Common Stock and the Warrants.

The description of the Common Stock and Warrants registered hereunder is set forth under the caption “Description of the Surviving Company’s Securities” in the Company’s definitive proxy statement/prospectus forming part of its Registration Statement on Form S-4 (File No. 333-275207), originally filed with the SEC on October 27, 2023, as subsequently amended from time to time (including any subsequent amendments with respect to the description of the Common Stock and Warrants), and is incorporated herein by reference.

Item 2. Exhibits.

In accordance with the “Instructions as to Exhibits” with respect to Form 8-A, no exhibits are required to be filed as part of this registration statement because no other securities of the registrant are registered on Nasdaq and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

2

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

ZAPATA COMPUTING HOLDINGS INC.

By:	/s/ Christopher Savoie
Name:	Christopher Savoie
Title:	Chief Executive Officer

Date: March 28, 2024

3